CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Managers AMG Funds and to the use of our reports dated February 28, 2008 on the financial statements and financial highlights of BNY Hamilton Multi-Cap Equity Fund and BNY Hamilton Municipal Enhanced Yield Fund, each a series of shares of BNY Hamilton Funds, Inc. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Prospectus/ Proxy Statement on Form N-14.

/s/ Tait, Weller & Baker LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 31, 2008